Exhibit 99.1

FOR IMMEDIATE RELEASE

April 23, 2013

Owens & Minor Reports 1st Quarter 2013 Financial Results

Management to host conference call to discuss results on

Wednesday, April 24, 2013, at 8:30 a.m.

Richmond, Va. — BUSINESS WIRE — April 23, 2013 — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2013, including consolidated quarterly revenues of $2.28 billion, an increase of 2.6%, when compared to revenues of $2.22 billion in the first quarter of 2012. Movianto, a leading European healthcare logistics provider acquired by Owens & Minor on August 31, 2012, contributed $121.0 million to first quarter revenues.

For the first quarter of 2013, consolidated net income was $26.1 million, or $0.41 per diluted share, compared to $29.4 million, or $0.46 per diluted share, for the same period last year. For the quarter, adjusted consolidated net income (non-GAAP), which excludes pre-tax charges of $2.0 million for acquisition-related and exit & realignment activities, was $27.6 million, or $0.44 per diluted share, compared to $29.4 million, or $0.46 per diluted share, for the same period last year.

“In looking at our quarterly results, we see that Owens & Minor is adapting to a changing healthcare market and is investing in areas that will provide us with opportunities for the future,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We continue to invest in our Domestic business to ensure that we have the necessary flexibility to serve our customers in healthcare. Internationally, we are working intently to integrate Movianto, fill excess capacity in the network, and reduce the cost structure. As we work through the integration, we remain excited about the opportunities in Europe.”

Adjusted consolidated operating earnings (non-GAAP) for the first quarter of 2013 were $49.9 million, or 2.19% of revenues, decreased $2.0 million, when compared to operating earnings of $51.9 million, or 2.34% of revenues, in the same period of 2012. The quarterly decline in consolidated operating earnings resulted primarily from an International segment operating loss of $3.0 million in the first quarter of 2013. For purposes of comparison, the first quarter 2012 results did not contain results from the company’s international operations.

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Segment Results

Domestic segment revenues for the first quarter of 2013 were $2.15 billion, a decline of 2.8% when compared to the prior year’s first quarter revenue of $2.22 billion. On a per-sales-day basis, quarterly revenue declined by 1.3%. When compared to the prior year, the decline in first quarter Domestic segment revenues was partially due to rationalization of smaller, less profitable healthcare provider customers and suppliers. First quarter Domestic revenues were also affected by ongoing trends, including lower hospital utilization and reduced government purchases.

For the first quarter of 2013, Domestic segment operating earnings were $52.9 million, or 2.46% of revenues, an increase of $1.0 million, when compared to operating earnings of $51.9 million, or 2.34% of revenues, in the same period of 2012. Domestic segment operating earnings benefitted from supplier price changes, partially offset by an increase in workers’ compensation and consulting expenses.

The International segment contributed revenue of $121.0 million for the first quarter of 2013 and had a pre-tax operating loss of $3.0 million, which reduced consolidated net income per diluted share by $0.04. The quarterly operating loss resulted primarily from operating costs to support underutilized capacity.

Asset Management

The balance of cash and cash equivalents was $219 million at March 31, 2013, increased by $121 million from $98 million at December 31, 2012. For the first quarter of 2013, the company reported cash provided by operating activities of approximately $155 million compared to $102 million for the same period last year; results included a $98.2 million increase in accounts payable. Asset management metrics were strong with Domestic segment days sales outstanding (DSO) of 19.6 days as of March 31, 2013, compared to DSO of 19.9 days as of March 31, 2012. Domestic segment inventory turns were 10.6 for the first quarter of 2013, compared to inventory turns of 10.5 for the same period last year.

2013 Outlook

The company reaffirmed its financial guidance for 2013, which remains unchanged since it was provided at the company’s November 2012 Investor Day.

For 2013, the company is targeting revenue growth of 2% to 4% and adjusted net income per diluted share of $1.90 to $2.00 for the year, which includes operating results from the Movianto acquisition, but excludes exit and realignment costs, as well as acquisition-related costs.

The 2013 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

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Upcoming Investor Events

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The company will hold its Annual Shareholders Meeting on Friday, April 26, 2013, at its Home Office in Mechanicsville, Va., at 10:00 a.m. EDT. Event audio and presentations will be archived on www.owens-minor.com following the conclusion of the meeting.

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Owens & Minor is scheduled to participate in a number of investor conferences in the second quarter of 2013; webcasts of the company’s presentations at the following investor events will be posted on the company’s corporate website:

•	Bank of America Merrill Lynch 2013 Healthcare Conference; May 15 – Las Vegas

•	2013 UBS Global Healthcare Conference; May 21 – New York

•	Jefferies 2013 Global Healthcare Conference; June 6 – New York

•	34th Annual Goldman Sachs Global Healthcare Conference; June 12 – Rancho Palos Verdes

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Wednesday, April 24, 2013, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #35997867. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies. Owens & Minor also offers global third-party logistics services to pharmaceutical, life-science, and medical-device manufacturers through its European business unit, Movianto, and through its U.S.-based service, OM HealthCare Logistics. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare manufacturers, and the federal government. Owens & Minor also provides technology and

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consulting programs that improve inventory management and streamline logistics across the entire medical supply chain. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Net revenue	$2,275,709	$2,217,882
Cost of goods sold	1,996,657	2,003,554

Gross margin	279,052	214,328
Selling, general and administrative expenses	217,721	155,572
Acquisition-related and exit and realignment charges	2,010	—
Depreciation and amortization	12,629	8,578
Other operating income, net	(1,192)	(1,694)

Operating earnings	47,884	51,872
Interest expense, net	3,199	3,422

Income before income taxes	44,685	48,450
Income tax provision	18,587	19,090

Net income	$26,098	$29,360

Net income per common share:
Basic	$0.41	$0.46
Diluted	$0.41	$0.46

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$218,563	$97,888
Accounts and notes receivable, net	581,121	553,502
Merchandise inventories	743,247	763,756
Other current assets	205,342	213,748

Total current assets	1,748,273	1,628,894
Property and equipment, net	187,927	191,841
Goodwill, net	272,878	274,884
Intangible assets, net	39,645	42,313
Other assets, net	72,199	69,769

Total assets	$2,320,922	$2,207,701

Liabilities and equity
Current liabilities
Accounts payable	$693,616	$603,137
Accrued payroll and related liabilities	18,823	25,468
Deferred income taxes	41,455	40,758
Other current liabilities	282,974	254,924

Total current liabilities	1,036,868	924,287
Long-term debt, excluding current portion	214,243	215,383
Deferred income taxes	28,639	30,921
Other liabilities	63,622	63,454

Total liabilities	1,343,372	1,234,045
Total equity	977,550	973,656

Total liabilities and equity	$2,320,922	$2,207,701

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012

Operating activities:
Net income	$26,098	$29,360
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	12,629	8,578
Share-based compensation expense	1,910	2,385
Provision for losses on accounts and notes receivable	107	190
Deferred income tax benefit	(56)	(1,465)
Changes in operating assets and liabilities:
Accounts and notes receivable	(34,575)	7,553
Merchandise inventories	21,784	82,160
Accounts payable	98,198	(38,279)
Net change in other assets and liabilities	28,981	11,609
Other, net	(465)	(194)

Cash provided by operating activities of continuing operations	154,611	101,897

Investing activities:
Additions to property and equipment	(7,513)	(4,536)
Additions to computer software and intangible assets	(7,264)	(3,840)
Proceeds from the sale of property and equipment	44	99

Cash used for investing activities of continuing operations	(14,733)	(8,277)

Financing activities:
Cash dividends paid	(15,199)	(14,001)
Repurchases of common stock	(2,282)	(3,750)
Excess tax benefits related to share-based compensation	207	690
Proceeds from exercise of stock options	1,792	3,371
Other, net	(1,958)	(1,941)

Cash used for financing activities of continuing operations	(17,440)	(15,631)

Effect of exchange rate changes on cash and cash equivalents	(1,763)	—

Net increase in cash and cash equivalents	120,675	77,989
Cash and cash equivalents at beginning of period	97,888	135,938

Cash and cash equivalents at end of period	$218,563	$213,927

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Consolidated operating results:
Net revenue	$2,275,709	$2,324,924	$2,179,895	$2,185,444	$2,217,882

Gross margin	$279,052	$270,774	$228,123	$211,429	$214,328
Gross margin as a percent of revenue	12.26%	11.65%	10.46%	9.67%	9.66%

SG&A expenses	$217,721	$211,415	$165,320	$150,288	$155,572
SG&A expenses as a percent of revenue	9.57%	9.09%	7.58%	6.88%	7.01%

Operating earnings, as reported (GAAP)	$47,884	$45,041	$46,663	$53,177	$51,872
Acquisition-related and exit and realignment charges	2,010	1,717	7,831	617	—

Operating earnings, adjusted (Non-GAAP)	$49,894	$46,758	$54,494	$53,794	$51,872
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.19%	2.01%	2.50%	2.46%	2.34%

Net income, as reported (GAAP)	$26,098	$24,934	$24,597	$30,113	$29,360
Acquisition-related and exit and realignment charges, after-tax	1,521	1,237	6,588	375	—

Net income, adjusted (Non-GAAP)	$27,619	$26,171	$31,185	$30,488	$29,360

Net income per diluted common share, as reported (GAAP)	$0.41	$0.39	$0.39	$0.48	$0.46
Acquisition-related and exit and realignment charges	0.03	0.02	0.10	—	—

Net income per diluted common share, adjusted (Non-GAAP)	$0.44	$0.41	$0.49	$0.48	$0.46

Financing:
Cash and cash equivalents	$218,563	$97,888	$79,667	$224,937	$213,927

Total interest-bearing debt	$216,414	$217,591	$216,924	$213,982	$214,184

Stock information:
Cash dividends per common share	$0.24	$0.22	$0.22	$0.22	$0.22

Stock price at quarter-end	$32.56	$28.51	$29.88	$30.63	$30.41

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.‘s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands, except ratios)

	Three Months Ended March 31,
	2013		2012
	Amount	% of consolidated net revenue	Amount	% of consolidated net revenue

Net revenue:
Domestic	$2,154,715	94.68%	$2,217,882	100.00%
International	120,994	5.32	N/A	N/A

Consolidated net revenue	$2,275,709	100.00%	$2,217,882	100.00%

		% of segment net revenue		% of segment net revenue

Operating earnings (loss):
Domestic	$52,907	2.46%	$51,872	2.34%
International	(3,013)	(2.49)%	N/A	N/A
Acquisition-related and exit and realignment charges	(2,010)	N/A	—	N/A

Consolidated operating earnings	$47,884	2.10%	$51,872	2.34%

Depreciation and amortization:
Domestic	$9,082		$8,578
International	3,547		N/A

Consolidated depreciation and amortization	$12,629		$8,578

Capital expenditures: (1)
Domestic	$11,602		$8,376
International	3,175		N/A

Consolidated capital expenditures	$14,777		$8,376

	March 31, 2013		December 31, 2012
Total assets:
Domestic	$1,706,767		$1,723,699
International	395,592		386,114

Segment assets	2,102,359		2,109,813
Cash and cash equivalents	218,563		97,888

	$2,320,922		$2,207,701

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012

Numerator:
Net income	$26,098	$29,360
Less: income allocated to unvested restricted shares	(195)	(234)

Net income attributable to common shareholders - basic	25,903	29,126
Add: undistributed income attributable to unvested restricted shares - basic	58	96
Less: undistributed income attributable to unvested restricted shares - diluted	(58)	(96)

Net income attributable to common shareholders - diluted	$25,903	$29,126

Denominator:
Weighted average shares outstanding - basic	62,687	62,802
Dilutive shares - stock options	58	99

Weighted average shares outstanding - diluted	62,745	62,901

Net income per share attributable to common shareholders:
Basic	$0.41	$0.46
Diluted	$0.41	$0.46